 Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Operating Officer and	Fleishman Hillard
Chief Financial Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife Announces Preliminary Second Quarter 2006 Revenues of $20.8 million
Tissue processing revenues increased 38 percent over second quarter of 2005;
BioGlue® second quarter revenues were a record $10.3 million

ATLANTA…(July 11, 2006)…CryoLife, Inc. (NYSE: CRY), a biomaterials and biosurgical device company, announced today that revenues for the second quarter of 2006 were approximately $20.8 million compared to $17.2 million in the second quarter of 2005, an increase of 21 percent. Revenues for the first half of 2006 were approximately $40.2 million compared to $34.9 million in the first half of 2005, an increase of 15 percent.
Tissue processing revenues were approximately $10.2 million for the second quarter of 2006 compared to $7.4 million in the second quarter of 2005, an increase of 38 percent. Tissue processing revenues were approximately $19.5 million for the first half of 2006 compared to $14.9 million in the first half of 2005, an increase of 31 percent.
BioGlue revenues were approximately $10.3 million for the second quarter of 2006 compared to $9.6 million in the second quarter of 2005, an increase of 8 percent. BioGlue revenues were approximately $20.1 million for the first half of 2006 compared to $19.4 million in the first half of 2005, an increase of 3 percent.

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“We are very pleased with our quarterly revenue performance, especially as it relates to BioGlue, for which we posted a quarterly record of $10.3 million in revenues,” noted Steven G. Anderson, CryoLife President and Chief Executive Officer.
All statements relating to the Company’s second quarter and first half of 2006 revenues contained in this release are preliminary and unaudited and may change based on the completion by the Company’s management and independent auditors of customary quarterly closing and review procedures. CryoLife’s second quarter 2006 financial results will be released on Thursday, August 3, 2006. The Company will hold a teleconference call and live webcast at 11:15 a.m. Eastern Time, August 3, 2006, to discuss the results followed by a question and answer session hosted by Mr. Anderson.
To listen to the live teleconference please dial 201-689-8349 a few minutes prior to 11:15 a.m. A replay of the teleconference will be available August 3 - 11 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415. The account number for the replay is 244 and the conference number is 207894.
The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife web site at www.cryolife.com and selecting the heading Webcasts & Presentations.
Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular, vascular, and orthopaedic surgeries throughout the United States and Canada. The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also distributes the CryoLife-O’Brien® stentless porcine heart valve and the SG Model #100 vascular graft, which are CE marked for distribution within the European Community.

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Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events, including expected second quarter and half-year 2006 revenues, may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that completion of the quarterly review process referenced above could result in adjustments to expected second quarter and half-year revenues, the Company's BioGlue and tissue processing revenues may not meet expectations in 2006, that aggregate expenses may not meet expectations, the possibility that as a result of its inspections of the Company's facilities or other events the FDA could impose additional restrictions on the Company's operations, require a recall, prevent the Company from processing and distributing tissues or manufacturing and distributing other products, or take other actions which the Company may not be able to address in a timely or cost-effective manner if at all, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending or threatened litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages or other liabilities arising from litigation which are not covered by available insurance, the possibility of severe decreases in the Company's revenues and working capital, that to the extent the Company does not have sufficient resources, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2005, CryoLife's most recent Form 10-Q, for the quarter ended March 31, 2006 and its other SEC filings. The Company does not undertake to update its forward-looking statements.

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CRYOLIFE, INC.
Financial Highlights
(In thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenues from:
BioGlue	$10,333	$9,552	$20,090	$19,423
Bioprosthetic devices	236	294	531	550
Total products	10,569	9,846	20,621	19,973

Cardiovascular	3,788	3,518	7,361	7,268
Vascular	4,554	2,740	8,598	5,456
Orthopaedic	1,839	1,094	3,561	2,166
Total preservation services	10,181	7,352	19,520	14,890

Research grants	4	--	62	--
Total revenues	$20,754	$17,198	$40,203	$34,863

For additional information about the company, visit CryoLife’s Web site:
http://www.cryolife.com

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